Exhibit 99.1

Suwyn and Wurtz elected to Appleton’s board of directors

(Appleton, Wis., July 26, 2011)    Appleton announced today that Mark A. Suwyn and George W. Wurtz have been elected to its board of directors.

Suwyn, 69, is president of Marsuw, a private investment and consulting company. Suwyn retired as chairman of NewPage, the largest coated paper producer in North America, in June 2010. He previously served as chairman and chief executive officer of NewPage for five years. Suwyn also served for nine years as chairman and chief executive officer of Louisiana-Pacific Corporation. Prior to that, Suwyn held executive management positions with International Paper Company and spent 25 years with E.I. Du Pont where he directed marketing, acquisition and joint venture efforts. Suwyn earned a doctorate in inorganic chemistry from Washington State University and bachelor’s degree in chemistry from Hope College, Holland, Mich.

Wurtz, 55, is president and chief executive officer of New WinCup Holdings, Stone Mountain, Ga., a privately-held manufacturer and distributor of single-use cups, food service containers, lids and straws. Wurtz retired as an officer of Georgia-Pacific Corporation in 2006 after serving in several executive management positions including president of paper, bleached board and kraft operations. Prior to joining Georgia-Pacific, Wurtz worked for James River Corporation/Fort James for 14 years and held executive management positions in operations, logistics, procurement and manufacturing planning. He is a graduate of the State University of New York, Oswego, N.Y.

“Like all our board members, Mark and George bring a diversity of thought and experience as well as independent perspectives that are invaluable to the corporate governance process,” said Mark Richards, Appleton’s chairman, president and chief executive officer. “Both Mark and George have extraordinary knowledge of the paper industry gained from many years of successful executive management experience.” Richards said Wurtz is an operations expert with keen insights into continuous improvement processes and achieving operational excellence. Suwyn has served as the chief executive officer of two large forest products companies, and his quarter century of work in the chemical industry will be especially valuable to Appleton as the company supports the strong growth of its Encapsys® microencapsulation division, Richards noted.

Suwyn and Wurtz join Steve Carter, retired executive vice president, chief financial officer and treasurer of Woodward, Inc.; Terry Murphy, retired executive vice president and chief financial officer of A.O. Smith Corporation; Andrew Reardon, retired chairman and chief executive officer of TTX Company, Kathi Seifert, retired executive vice president of Kimberly-Clark Corporation, as independent directors. Richards serves as chairman of Appleton’s board of directors.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys® encapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 2,000 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com